UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2018

SPRING BANK PHARMACEUTICALS, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-37718	52-2386345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Parkwood Drive, Suite 210

Hopkinton, MA 01748

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (508) 473-5993

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On August 8, 2018, Spring Bank Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC and Piper Jaffray & Co., as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale (the “Offering”) of 3,000,000 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”). The price to the public in the Offering is $12.50 per share, and the Underwriters have agreed to purchase the shares from the Company pursuant to the Underwriting Agreement at a price of $11.75 per share. The net proceeds to the Company from the Offering are expected to be approximately $35.0 million after deducting underwriting discounts and commissions and other estimated offering expenses. Under the terms of the Underwriting Agreement, the Underwriters have an option, exercisable for 30 days, to purchase up to an additional 450,000 shares of the Company’s common stock at the public offering price less the underwriting discounts and commissions. The Offering is expected to close on or about August 13, 2018, subject to satisfaction of customary closing conditions.

The shares will be issued pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-218399) initially filed with the Securities and Exchange Commission (the “Commission”) on June 1, 2017 and declared effective by the Commission on June 12, 2017 (the “Registration Statement”). A prospectus and prospectus supplement relating to the Offering have been filed with the Commission.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for the purposes of such agreement and as of specific dates as set forth therein, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The foregoing description of the terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, which is attached as Exhibit 1.1 hereto and incorporated herein by reference. A copy of the legal opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. relating to the validity of the issuance and sale of the shares in the Offering is attached as Exhibit 5.1 hereto.

Item 8.01	Other Events.

The Company issued two press releases on August 8, 2018 announcing the commencement of the Offering and the pricing of the Offering, which press releases are attached as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K.

On August 9, 2018, the Company filed with the Commission a final prospectus supplement to the Registration Statement (the “Final Prospectus Supplement”) pursuant to Rule 424 under the Securities Act relating to the Offering. The Final Prospectus Supplement contains an updated summary description of the Company’s business in the section entitled “Prospectus Supplement Summary,” which is attached hereto as Exhibit 99.3 and incorporated herein by reference.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any offer, solicitation, or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated August 8, 2018, by and among the Company, Jefferies LLC and Piper Jaffray & Co.
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).
99.1	Press Release of Spring Bank Pharmaceuticals, Inc., dated August 8, 2018, announcing the commencement of the underwritten public offering.
99.2	Press Release of Spring Bank Pharmaceuticals, Inc., dated August 8, 2018, announcing the pricing of the underwritten public offering.
99.3	“Prospectus Supplement Summary” of Spring Bank Pharmaceuticals, Inc.’s Final Prospectus Supplement dated August 9, 2018 to the Registration Statement on Form S-3 (File No. 333-218399).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRING BANK PHARMACEUTICALS, INC.

Date: August 9, 2018	By:	/s/ Martin Driscoll
Martin Driscoll
President and Chief Executive Officer